Exhibit 9.1
ASSET PURCHASE AGREEMENT
          This Asset Purchase Agreement (the “Agreement”) is made as of March 31, 2011 (the “Effective Date”), by and between, on the one hand, iMedia (assignment for the benefit of creditors), LLC, a California limited liability company, in its sole and limited capacity as Assignee for the Benefit of Creditors of iMedia International, Inc. (“iMedia International ABC”), iMedia US (assignment of the benefit of creditors), LLC, a California limited liability company, in its sole and limited capacity as Assignee for the Benefit of Creditors of iMedia U.S., LLC (“iMedia US ABC”), and Hollywood Previews (assignment of the benefit of creditors), LLC, a California limited liability company, in its sole and limited capacity as Assignee for the Benefit of Creditors of Hollywood Previews, Inc. (“Hollywood Previews ABC”), with their principal offices located at 1100 La Avenida Street, Building A, Mountain View, California 94043, United States, and, on the other hand, Eagle Content Holdings, LLC, a California limited liability company (the “Buyer”), with principal offices located at 789 Victoria Ave., Third Floor, Ventura, California 93003.
RECITALS
     A. By resolution of the board of directors of iMedia International, Inc., a Delaware corporation (“iMedia International”), as memorialized in the duly executed minutes, iMedia International has transferred ownership of all its right, title and interest in and to tangible and intangible assets (the “iMedia International Assets”) to iMedia International ABC, and in so doing has also designated iMedia International ABC to act, pursuant to California law, as the Assignee for the Benefit of Creditors of iMedia International. The General Assignment agreement (the “iMedia International General Assignment”) between iMedia International and iMedia International ABC, as assignee, is attached hereto as Exhibit A.
     B. By resolution of the managing members of iMedia U.S, LLC, a California limited liability corporation (“iMedia US”), as memorialized in the duly executed minutes, iMedia US has transferred ownership of all its right, title and interest in and to tangible and intangible assets (the “iMedia US Assets”) to iMedia US ABC, and in so doing has also designated iMedia US ABC to act, pursuant to California law, as the Assignee for the Benefit of Creditors of iMedia US. The General Assignment agreement (the “iMedia US General Assignment”) between iMedia US and iMedia US ABC, as assignee, is attached hereto as Exhibit B.

     C. By resolution of the board of directors of Hollywood Previews, Inc., a California corporation (“Hollywood Previews”), as memorialized in the duly executed minutes, Hollywood Previews has transferred ownership of all its right, title and interest in and to tangible and intangible assets (the “Hollywood Previews Assets”) to Hollywood Previews ABC, and in so doing has also designated Hollywood Previews ABC to act, pursuant to California law, as the Assignee for the Benefit of Creditors of Hollywood Previews. The General Assignment agreement (the “Hollywood Previews General Assignment”) between Hollywood Previews and Hollywood Previews ABC, as assignee, is attached hereto as Exhibit C.
     D. iMedia International, iMedia US and Hollywood Previews shall hereinafter be referred to individually as “Assignor” and collectively as “Assignors.” iMedia International ABC, iMedia US ABC and Hollywood Previews ABC shall hereinafter be referred to individually as “Assignee” or “Seller” and collectively as “Assignees” or “Sellers.” The iMedia International Assets, iMedia US Assets and Hollywood Previews Assets shall hereinafter be collectively referred to as “Assets”.
     E. Sellers and Buyer have identified a subset of the Assets that Buyer desires to purchase from Sellers (the “Required Assets”). The Required Assets are listed in Section 1.2 below. After consummation of the Closing contemplated under this Agreement, Sellers will liquidate any remaining Assets that are not Required Assets (the “Remaining Assets”), and will undertake the winding down of Assignors, which shall ultimately include, but shall not be limited to, the distribution of net funds, after payment of fees and costs associated with the liquidation and winding down, to Assignors’ creditors, which are generated from the sale of the Assets.
     F. Sellers desires to sell to Buyer, and Buyer desires to purchase from Sellers, the Required Assets, on the terms and conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the above recitals and the mutual covenants hereinafter set forth, Buyer and Sellers hereby agree as follows:
1. PURCHASE AND SALE OF REQUIRED ASSETS.
     1.1 Agreement to Sell and Purchase Required Assets. Subject to the terms and conditions of this Agreement, and in reliance on the representations, warranties and covenants set forth in this Agreement, Sellers agree to sell, assign, transfer and convey to Buyer at the Closing (as defined in Section 2.2 below), and Buyer agrees to purchase and acquire from Sellers at the Closing, all of Sellers’ respective right, title and interest in and to all of the Required Assets. The Required Assets will be sold, assigned, transferred and conveyed to Buyer (subject to Section 1.3) on the Closing Date “as is” and “where is”, with no representations or warranties other than those specifically set forth below, and subject to any and all pledges, liens, licenses, rights of possession, security interests, restrictions, encumbrances, charges, title retention, conditional sale or other security arrangements of any nature whatsoever (collectively, “Encumbrances”).
     1.2 Required Assets Defined. As used in this Agreement, the term “Required Assets” means, collectively, Sellers’ respective right, title and interest in and to the assets listed in Exhibit D attached hereto, provided, however, that the Required Assets shall not, under any circumstances, include any of the Sellers’ or Assignors’ (i) cash, (ii) claims or preference or fraudulent conveyance recoveries under applicable law, (iii) state or federal tax refunds, (iv) insurance refunds or recoveries, and (v) utility or leasehold security deposit. Buyer shall promptly execute and deliver to Sellers any and all such further assignments, endorsements and other documents as Sellers may reasonably request for the purpose of effectuating the terms and conditions of this Section.
     1.3 Asset Transfer; Passage of Title; Delivery.
          (a) Title Passage. Except as otherwise provided in this Section, upon the Closing, title to all of the Required Assets shall pass to Buyer; and Sellers shall make available to Buyer possession of all of the Required Assets as provided in subsection 1.3(b), and shall further, upon Buyer’s request, execute assignments, conveyances and/or bills of sale reasonably requested to convey to Buyer title to all the Required Assets, subject to the Encumbrances, in accordance with Section 1.1 of this Agreement, as well as such other instruments of conveyance as counsel for Buyer may reasonably deem necessary to effect or evidence the transfers contemplated hereby.
          (b) Delivery of Required Assets. On the Closing Date (as defined in Section 2.2), Sellers shall make available to Buyer possession of the Required Assets, provided however, that the expenses of retrieving, removing and transferring the Required Assets shall be borne exclusively by Buyer.
          (c) Retention of Documents. As Assignees, Sellers are responsible for maintaining business records during the assignment process and, among other things, will have to prepare and file final tax returns. To the extent Buyer requires business records of any Assignor that Sellers require to administer the assignment estates, Buyer shall, at its own expense, arrange to obtain copies of such records from Sellers.
2. PURCHASE PRICE; PAYMENTS.
     2.1 Purchase Price. In consideration of the sale, transfer, conveyance and assignment of all the Required Assets to Buyer at the Closing, Buyer shall, as of the Closing, pay the following (collectively, the “Purchase Price”):

          (a) assume only those liabilities, if any, expressly set forth as Assumed Liabilities in Section 3.1 of this Agreement; and
          (b) pay one hundred twenty five thousand dollars [$125,000] to the Sellers (the “Cash Component”); Sellers acknowledge receipt of $25,000 which shall be credited against the Cash Component on the Closing, thereby leaving a balance of $100,000 payable on the Closing; and
          (c) five percent (5%) of all gross “Revenue” received or collected by Buyer (and/or its designee) from the use or exploitation of the Required Assets from the Closing Date through and including the date that is eighteen (18) months from the Closing Date net of expenses necessary to monetize Required Assets through litigation or collection efforts. For purposes of this subsection, Revenue shall include all monetary or non-monetary consideration, income, or proceeds arising from or relating to in any way from the use or exploitation of the Required Assets, but shall not include the proceeds of any financing or equity contribution received by the Buyer. That portion of the Revenue due hereunder shall be paid to the Sellers in six (6) installments, with each installment to be paid by not later than ten (10) business days following the end of each three (3) month period following the Closing Date. Each installment shall be accompanied by a detailed accounting of the total Revenue that was collected or received during the affected payment period.
     2.2 Closing. The consummation of the purchase and sale of the Required Assets contemplated hereby will take place at a closing to be held at the offices of the Assignees (the “Closing”), on April 29, 2011 (the “Closing Date”), or at such other time or date, and at such place, or by such other means of exchanging documents, as may be agreed to by the parties hereto. If the Closing does not occur on or prior to April 29, 2011, or such later date upon which Buyer and Sellers may agree in writing, this Agreement shall terminate upon written notice of termination given by either party hereto that is not in default of its obligations hereunder, and thereupon this Agreement shall become null and void and no party hereto will have any further rights or obligations hereunder, except that Sections 6.1 and 7.3 shall survive such termination.
3. OBLIGATIONS ASSUMED.
     3.1 Liabilities. Buyer agrees, upon consummation of, and effective as of, the Closing, to assume those (and only those) liabilities of Sellers and of Assignors expressly listed below in this Section 3.1 (collectively, the “Assumed Liabilities”): NONE
     3.2 Liabilities and Obligations Not Assumed. Except as expressly set forth in Section 3.1 above, Buyer shall not assume or become obligated in any way to pay any liabilities, debts or obligations of Sellers or of Assignors whatsoever, including but not limited to any liabilities or obligations now or hereafter arising from Assignors’ business activities that took place prior to the Closing or any liabilities arising out of or connected to the liquidation and winding down of Assignors’ business. All liabilities, debts and obligations of Sellers and of Assignors not expressly assumed by Buyer hereunder are hereinafter referred to as the “Excluded Liabilities.”
     3.3 No Obligations to Third Parties. The execution and delivery of this Agreement shall not be deemed to confer any rights upon any person or entity other than the parties hereto, or make any person or entity a third party beneficiary of this Agreement, or to obligate either party to any person or entity other than the parties to this Agreement. Assumption by Buyer of any liabilities or obligations of Sellers under Section 3.1 shall in no way expand the rights or remedies of third parties against Buyer as compared to the rights and remedies such parties would have against Sellers if the Closing were not consummated.
4. REPRESENTATIONS AND WARRANTIES OF BUYER.
     Buyer hereby represents and warrants to Sellers that all the following statements are true, accurate and correct:
     4.1 Due Organization. Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of California. Buyer has all necessary power and authority to enter into this Agreement and all other documents that Buyer is required to execute and deliver hereunder, and holds or will timely hold all permits, licenses, orders and approvals of all federal, state and local governmental or regulatory bodies necessary and required therefore.
     4.2 Power and Authority; No Default. Buyer has all requisite power and authority to enter into and deliver this Agreement and to perform its obligations hereunder. The signing, delivery and performance by Buyer of this Agreement, and the consummation of all the transactions contemplated hereby, have been duly and validly authorized by Buyer. This Agreement, when signed and delivered by Buyer, will be duly and validly executed and delivered and will be the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the laws relating to bankruptcy, insolvency and relief of debtors, and rules and laws governing specific performance, injunctions, relief and other equitable remedies.
     4.3 Authorization for this Agreement. No authorization, approval, consent of, or filing with any governmental body, department, bureau, agency, public board, authority or other third party is required for the consummation by Buyer of the transactions contemplated by this Agreement.

     4.4 Litigation. To the best of Buyer’s knowledge, there is no litigation, suit, action, arbitration, inquiry, investigation or proceeding pending or, to the knowledge of Buyer, threatened, before any court, agency or other governmental body against Buyer (or any corporation or entity affiliated with Buyer) which seeks to enjoin or prohibit or otherwise prevent the transactions contemplated hereby.
5. REPRESENTATIONS AND WARRANTIES OF SELLERS.
     Sellers represent and warrant to Buyer that all of the following statements are true, accurate and correct:
     5.1 Corporate Organization. Sellers are each a limited liability company duly organized, validly existing, and in good standing under the laws of the State of California.
     5.2 Power and Authority; No Default Upon Transfer. As Assignees, Sellers have all requisite power and authority to enter into and deliver this Agreement and to perform their obligations hereunder and under their respective General Assignment. The signing, delivery and performance by Sellers of this Agreement, and the consummation of all the transactions contemplated hereby, have been duly and validly authorized by Sellers. To the best of Sellers’ knowledge, the General Assignments were duly authorized by the Assignors’ Boards of Directors or its Managing Members and are valid agreements binding on the Assignors and Sellers. This Agreement, when signed and delivered by Sellers, will be duly and validly executed and delivered and will be the valid and binding obligation of Sellers, enforceable against Sellers, as Assignees, in accordance with its terms as governed by applicable law, regulations and rules. Neither the signing and delivery of this Agreement by Sellers, nor the performance by Sellers of their obligations under this Agreement, will (i) violate Sellers’ Operating Agreements, or (ii) to the best of Sellers’ knowledge, violate any law, statute, rule or regulation or order, judgment, injunction or decree of any court, administrative agency or government body applicable to Sellers.
     5.3 Title. To the best of Sellers’ knowledge after reasonable inquiry, including, without limitation, competent assessment of a national UCC search, Sellers, as Assignees, have good and marketable title to all of the Required Assets. Sellers sell, assign, transfer and convey the Required Assets to Buyer “as is” and “where is”, with no representations or warranties as to merchantability, fitness or use, and the Required Assets shall be subject to the Encumbrances.
          (a) AS-IS SALE; DISCLAIMERS; RELEASE. IT IS UNDERSTOOD AND AGREED THAT, UNLESS EXPRESSLY STATED HEREIN, SELLERS ARE NOT MAKING AND HAVE NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE

REQUIRED ASSETS, INCLUDING BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
          (b) BUYER ACKNOWLEDGES AND AGREES THAT UPON CLOSING SELLERS SHALL SELL AND CONVEY TO BUYER AND BUYER SHALL ACCEPT THE PROPERTY “AS IS, WHERE IS, WITH ALL FAULTS.” BUYER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLERS ARE NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTEES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE REQUIRED ASSETS OR RELATING THERETO MADE OR FURNISHED BY SELLERS OR THEIR REPRESENTATIVES, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, EXCEPT AS EXPRESSLY STATED HEREIN. BUYER ALSO ACKNOWLEDGES THAT THE PURCHASE PRICE REFLECTS AND TAKES INTO ACCOUNT THAT THE REQUIRED ASSETS ARE BEING SOLD “AS IS, WHERE IS, WITH ALL FAULTS.”
          (c) BUYER ACKNOWLEDGES TO SELLERS THAT BUYER WILL HAVE THE OPPORTUNITY TO CONDUCT PRIOR TO CLOSING SUCH INSPECTIONS AND INVESTIGATIONS OF THE REQUIRED ASSETS AS BUYER DEEMS NECESSARY OR DESIRABLE TO SATISFY ITSELF AS TO THE REQUIRED ASSETS AND ITS ACQUISITION THEREOF. BUYER FURTHER WARRANTS AND REPRESENTS TO SELLERS THAT BUYER WILL RELY SOLELY ON ITS OWN REVIEW AND OTHER INSPECTIONS AND INVESTIGATIONS IN THIS TRANSACTION AND NOT UPON THE INFORMATION PROVIDED BY OR ON BEHALF OF SELLERS, OR THEIR AGENTS, EMPLOYEES OR REPRESENTATIVES WITH RESPECT THERETO. BUYER HEREBY ASSUMES THE RISK THAT ADVERSE MATTERS INCLUDING, BUT NOT LIMITED TO, LATENT OR PATENT DEFECTS, ADVERSE PHYSICAL OR OTHER ADVERSE MATTERS, MAY NOT HAVE BEEN REVEALED BY BUYER’S REVIEW AND INSPECTIONS AND INVESTIGATIONS.
          (d) BUYER ACKNOWLEDGES THAT SOME ASSETS DESCRIBED IN EXHIBIT D MAY CONTAIN THIRD-PARTY INTELLECTUAL PROPERTY THAT MAY HAVE BEEN LICENSED BY ASSIGNORS OR OTHERWISE ACQUIRED BY ASSIGNORS. BUYER UNDERSTANDS THAT SELLERS ARE UNABLE TO TRANSFER INTELLECTUAL PROPERTY BELONGING TO A THIRD-PARTY WITHOUT THE EXPRESS WRITTEN CONSENT OF THAT PARTY, WHICH WILL NOT BE OBTAINED OR SOUGHT BY SELLERS AS A PART OF THIS AGREEMENT. BUYER SHALL ACCEPT FULL RESPONSIBILITY FOR COMMUNICATING WITH THIRD-PARTIES WHOSE INTELLECTUAL PROPERTY MAY BE INCLUDED IN THE REQUIRED ASSETS TRANSFERRED HEREBY AND SHALL PAY ANY AND ALL LICENSING OR OTHER FEES,

COSTS, EXPENSES OR CHARGES THAT MAY BE ASSOCIATED WITH USING SAID ASSETS.
     5.4 Litigation. Except as set forth herein, to the best of Sellers’ knowledge, there is no claim, action, arbitration, inquiry, investigation, suit or proceeding pending or, to Sellers’ knowledge, threatened, against Sellers or Assignors that might affect in any way any Required Asset or the transaction contemplated by this Agreement, nor are Sellers aware or have grounds to know of any reasonable basis therefor. Except as set forth herein, to the best of Sellers’ knowledge, there are no judgments, decrees, injunctions or orders of any court, governmental body, department, commission, agency, instrumentality or arbitrator against Sellers or Assignors affecting the Required Assets. iMedia US ABC has been informed by management of iMedia US that the California Employment Development Department (“EDD”) may conduct an audit of iMedia US, and has forwarded a notice and/or other writings claiming that iMedia US owes approximately $112,000 to the EDD, which iMedia US’s management believes is inflated. iMedia US ABC is not aware of any action or litigation commenced by the EDD against iMedia US on account of this claim or otherwise.
     5.5 Authorization for this Agreement. To the best of Sellers’ knowledge, no authorization, approval, consent of, or filing with any governmental body, department, bureau, agency, public board, authority or other third party is required for the consummation by Sellers of the transactions contemplated by this Agreement.
     5.6 Assignees. All rights of Sellers with regard to the ownership and possession of the Required Assets are rights held as Assignees pursuant to the General Assignments made by Assignors. Pursuant to the General Assignments, Assignors have informed Sellers that they transferred all of Assignors’ right, title and interest in and to the Required Assets to Sellers. Pursuant to this Agreement, Sellers, solely in their capacity as Assignees, sell, assign, and transfer all of their right, title and interest in and to the Required Assets to Buyer.
6. COVENANTS OF BUYER.
     6.1 Confidential Information. All copies, if any, of financial information, pricing, marketing plans, business plans, and other confidential and/or proprietary information of Assignors and/or Sellers disclosed to Buyer in the course of negotiating the transaction contemplated by this Agreement, including the terms of this Agreement (“Seller Confidential Information”), will be held in confidence and not used or disclosed by Buyer or any of its employees, affiliates or stockholders, except to any public or private lender, for a period of six (6) months from the Effective Date and will be promptly destroyed by Buyer or returned to Sellers, upon Sellers’ written request to Buyer; provided, however that from and after the Closing, the foregoing covenant shall not be applicable to any Seller Confidential Information included in the Required Assets. It is agreed that Seller Confidential Information will not include information that: (a) is proven to have been known to Buyer prior to receipt of such information from Sellers; (b) is disclosed by a third party having the legal right to disclose such information and who owes no obligation of confidence to Sellers; (c) is now, or later becomes part of the general public knowledge or literature, other than as a result of a breach of this Agreement by Buyer; or (d) is independently developed by Buyer without the use of any Seller Confidential Information.
     6.2 Press Releases and Public Announcements. Buyer shall not issue any press release or make any disclosure or public announcement relating to the financial terms of this Agreement or identifying Sellers without the prior written approval of Sellers, which shall not be unreasonably withheld. Notwithstanding the foregoing, Buyer may disclose certain information relating to this Agreement if required to do so by law or applicable governmental regulation.
     6.3 Taxes and any Other Charges Related to the Sale. Buyer agrees to promptly pay all sales, transfer, use or other taxes, duties, claims or charges imposed on and/or related to the sale of the Required Assets to Buyer under this Agreement by any tax authority or other governmental agency and to defend, indemnify and hold Sellers harmless from and against any such taxes, duties, claims, or charges for payment thereof by any tax authority or other governmental agency.
     6.4 Survival of Covenants. The covenants set forth in Sections 6.1, 6.2, 6.3, and this Section 6.4 shall survive the Closing. The covenants set forth in Section 6.1 above shall, in addition, survive the termination of this Agreement for any reason.
7. COVENANTS OF SELLERS.
     Sellers covenant and agree with Buyer as follows:
     7.1 Further Assurances. From and after the Closing Date, Sellers shall cooperate with Buyer and promptly sign and deliver to Buyer any and such additional documents, instruments, endorsements and related information and take actions as Buyer may reasonably request for the purpose of effecting the transfer of Sellers’ and/or Assignors’ title to the Required Assets to Buyer, and/or carrying out the provisions of this Agreement, provided, however, that Sellers shall be reimbursed for their reasonable costs and expenses incurred in providing such documents, instruments, endorsements or related information, which additional documents, instruments, endorsements or related information shall be prepared solely by Buyer.
     7.2 Press Releases and Public Announcements. Sellers shall not issue any press release or make any disclosure or public announcement relating to the financial terms of this Agreement or identify the Buyer without the prior written approval of the Buyer, which shall not be unreasonably withheld. Notwithstanding the foregoing, Sellers may disclose certain information relating to this

Agreement if required to do so by law or applicable governmental regulation and Sellers shall be permitted, at their discretion, to prepare and distribute a tombstone regarding the General Assignments and the Agreement without mentioning the identity of Buyer or the terms of the Agreement.
     7.3 Survival of Covenants. Each of the covenants set forth in Sections 7.1, 7.2, and this Section 7.3 shall survive the Closing.
8. CONDITIONS TO CLOSING.
     8.1 Conditions to Buyer’s Obligations. The obligations of Buyer hereunder shall be subject to the satisfaction and fulfillment of each of the following conditions, except as Buyer may expressly waive the same in writing:
          (a) Accuracy of Representations and Warranties on Closing Date. The representations and warranties made herein by Sellers shall be true and correct in all material respects, and not misleading in any material respect, on and as of the date given, and on and as of the Closing Date with the same force and effect as though such representations and warranties were made on and as of the Closing Date.
          (b) Compliance. As of the Closing Date, Sellers shall have complied in all material respects with, and shall have fully performed, in all material respects, all conditions, covenants and obligations of this Agreement imposed on Sellers and required to be performed or complied with by Sellers at, or prior to, the Closing Date.
          (c) Delivery of Required Assets. Sellers shall have made the Required Assets available to Buyer as set forth in Section 1.3 above.
          (d) Delivery of Closing Documents. Sellers shall have delivered, and Buyer shall have received, the documents described in Section 9.2 hereof.
          (e) Delivery of Termination Statements of Known Creditors. Sellers shall have delivered, and Buyer shall have received, termination statements with respect to those creditors which are reflected as having active financing statements against the Assignors, in the UCC search reports of the Assignors attached hereto as Exhibit F (iMedia International), Exhibit G (iMedia US), and Exhibit H (Hollywood Previews).

     8.2 Conditions to Sellers’ Obligations. The obligations of Sellers hereunder shall be subject to the satisfaction and fulfillment of each of the following conditions, except as Sellers may expressly waive the same in writing:
          (a) Accuracy of Representations and Warranties on Closing Date. The representations and warranties made herein by Buyer in Section 4 hereof shall be true and correct in all material respects, and not misleading in any material respect, on and as of the date given, and on and as of the Closing Date with the same force and effect as though such representations and warranties were made on and as of the Closing Date.
          (b) Compliance. Buyer shall have complied in all material respects with, and shall have fully performed, the terms, conditions, covenants and obligations of this Agreement imposed thereon to be performed or complied with by Buyer at, or prior to, the Closing Date.
          (c) Payment. Buyer shall have transmitted by wire transfer and Sellers shall have received payment of the Purchase Price.
          (d) Employee Waivers. Sellers shall have received, in writing and in a form satisfactory to the Sellers, general releases and waivers from Henry Williamson and Scott Kapp pursuant to which these individuals shall release and waive any and all claims of any kind or nature whatsoever, whether known or unknown, or whether foreseen or unforeseen, against the Assignors and the Sellers, and all of their respective predecessors, affiliates, directors, officers, shareholders, members, employees, representatives, agents, managers, assigns, heirs and successors in interest. The claims released shall include, by way of example and not by limitation, all claims directly or indirectly arising out of, resulting from or relating in any way to these individuals’ employment with any of the Assignors or any predecessor of the Assignors and includes any wage claims arising under Sections 1204 and 1205 of the California Code of Civil Procedure. Notwithstanding the foregoing, in the event the aggregate Purchase Price received by Sellers hereunder exceeds $200,000, then these individuals’ Section 1204 claims arising under California Code of Civil Procedure will be allowed, and any remaining asserted claims of these individuals can be submitted to the assignment estates and will be given consideration to be paid out on a pro rata basis with all other claims in the same creditor class as long as monies are available for distribution in the applicable creditor class and the claims are allowed.
9. CLOSING OBLIGATIONS.
     9.1 Buyer’s Closing Obligations. At the Closing, Buyer shall deliver to Sellers the following:

          (a) Payment of one hundred thousand [$100,000] by wire transfer to Sellers; and
          (b) The Assignment and Bill of Sale Agreement, in the form attached hereto as Exhibit E, signed by an authorized officer of Buyer on behalf of Buyer.
     9.2 Sellers’ Closing Obligations. At the Closing, Sellers shall deliver to Buyer the following:
          (a) The Required Assets in accordance with Section 1.3; and
          (b) The Assignment and Bill of Sale Agreement, in the form attached hereto as Exhibit E, signed by authorized officers of Sellers on behalf of Sellers.
10. SURVIVAL OF WARRANTIES AND INDEMNIFICATION.
     10.1 Survival of Warranties. All representations and warranties made by Sellers or Buyer herein, or in any certificate, schedule or exhibit delivered pursuant hereto, shall survive the Closing for a period of one (1) year after the Closing.
     10.2 Indemnified Losses. For the purpose of this Section 10.2 and when used elsewhere in this agreement, “Loss” shall mean and include any and all liability, loss, damage, claim, expense, cost, fine, fee, penalty, obligation or injury including, without limitation, those resulting from any and all actions, suits, proceedings, demands, assessments, judgments, award or arbitration, together with reasonable costs and expenses including the reasonable attorneys’ fees and other legal costs and expenses relating thereto.
     10.3 No Indemnification by Sellers. Sellers are selling to Buyer the Required Assets defined in this Agreement “as is” and “where is”, with no representations or warranties as to merchantability, fitness or usability or in any other regard (except for the limited representations and warranties specifically set forth above) and does not agree to defend, indemnify or hold harmless Buyer, any parent, subsidiary or affiliate of Buyer or any director, officer, employee, stockholder, agent or attorney of Buyer or of any parent, subsidiary or affiliate of Buyer from and against and in respect of any Loss which arises out of or results from the transaction described herein. s
     10.4 Indemnification By Buyer. Subject to the provisions and limitations set forth in this Section 10, Buyer agrees to defend, indemnify and hold harmless each and every Seller, and any parent, subsidiary or affiliate of each and every Seller and any director, officer, employee, stockholder, agent or attorney of each and every Seller or of any parent, subsidiary or affiliate of each and every Seller

(collectively, the “Seller Indemnitees”) from and against and in respect of any Loss which arises out of or results from:
          (a) any breach by Buyer of any covenant, or the inaccuracy or untruth of any representation or warranty of Buyer made herein; or
          (b) the use of the Required Assets after the Closing;
provided, however, that nothing in this Section 10.4 shall impose on Buyer any duty to indemnify Sellers for any Excluded Liabilities.
     10.5 Period for Making Claims. A claim for indemnification by Sellers under this Section 10 may be brought, if at all, at any time after the Closing Date, with respect to any claim or claims for indemnification under this Section 10, provided, however, that any claim under Section 10.4(a) with respect to the inaccuracy or untruth of any representation or warranty must be brought, if at all, prior to the time such representation or warranty expires pursuant to Section 10.1.
11. MISCELLANEOUS.
     11.1 Expenses. Each of the parties hereto shall bear its own expenses (including without limitation attorneys’ fees) in connection with the negotiation and consummation of the transaction contemplated hereby.
     11.2 Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be personally or sent by certified or registered United States mail, postage prepaid, or sent by nationally recognized overnight express courier and addressed as follows:
          (a) If to Sellers:
iMedia (assignment for the benefit of creditors), LLC
iMedia US (assignment for the benefit of creditors), LLC
Hollywood Previews (assignment for the benefit of creditors), LLC

1100 La Avenida Street, Building A
Mountain View, California 94043
United States
Telephone: +1 650 329-9996
Facsimile: +1 650 329-0980
Email: mam@shrwood.com
Attention: Michael A. Maidy
With copy to:
Levene, Neale, Bender, Yoo & Brill L.L.P.
10250 Constellation Blvd., Suite 1700
Los Angeles, California 90067
Telephone: +1 310 229-1234
Facsimile: +1 310 229-1244
Email: rb@lnbyb.com; myk@lnbyb.com
Attention: Ron Bender and Monica Kim
          (b) If to Buyer:
Eagle Content Holdings, LLC
Telephone: +1 805 658-7800
Facsimile: +1 805 644-2131
Email: sawtoothprop@aol.com
Attention: R. Kenneth Dulin
     11.3 Entire Agreement. This Asset Purchase Agreement, the Exhibits hereto (which are incorporated herein by reference) and any agreements to be executed and delivered in connection herewith, together constitute the entire agreement and understanding between the parties and there are no agreements or commitments with respect to the transactions contemplated herein except as set forth in this Agreement. This Agreement supersedes any prior offer, agreement or understanding between the parties with respect to the transactions contemplated hereby.

     11.4 Amendment; Waiver. Any term or provision of this Agreement may be amended only by a writing signed by Sellers and Buyer. The observance of any term or provision of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound by such waiver. No waiver by a party of any breach of this Agreement will be deemed to constitute a waiver of any other breach or any succeeding breach.
     11.5 No Third Party Beneficiaries. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or to give any person, firm or corporation, other than the parties hereto, any rights or remedies under or by reason of this Agreement.
     11.6 Execution in Counterparts. For the convenience of the parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.
     11.7 Benefit and Burden. This Agreement shall be binding upon, shall inure to the benefit of, and be enforceable by and against, the parties hereto and their respective successors and permitted assigns.
     11.8 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California (excluding application of any choice of law doctrines that would make applicable the law of any other state or jurisdiction) and, where appropriate, applicable federal law.
     11.9 Severability. If any provision of this Agreement is for any reason and to any extent deemed to be invalid or unenforceable, then such provision shall not be voided but rather shall be enforced to the maximum extent then permissible under then applicable law and so as to reasonably effect the intent of the parties hereto, and the remainder of this Agreement will remain in full force and effect.
     11.10 Attorneys’ Fees. Should a suit or arbitration be brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees to be fixed in amount by the Court or the Arbitrator(s) (including without limitation costs, expenses and fees on any appeal). The prevailing party will be entitled to recover its costs of suit or arbitration, as applicable, regardless of whether such suit or arbitration proceeds to a final judgment or award.

IN WITNESS WHEREOF, Buyer and Sellers executed and delivered this Asset Purchase Agreement by their duly authorized representatives as of the Effective Date.

SELLERS:	BUYER:
iMedia (assignment for the benefit of creditors), LLC,Eagle Content Holdings, LLC solely as Assignee for the Benefit
of Creditors of iMedia International, Inc.

By:	By:

Its:	Its:

iMedia US (assignment for the benefit of creditors), LLC, solely as Assignee for the Benefit of Creditors of iMedia U.S., LLC
By:
Its:

Hollywood Previews (assignment for the benefit of creditors), LLC, solely as Assignee for the Benefit of Creditors of Hollywood Previews, Inc.
By:
Its:

ASSIGNMENT AND BILL OF SALE AGREEMENT
          This Assignment and Bill of Sale Agreement (the “Agreement”) is made as of April ___, 2011, by and between, on the one hand, iMedia (assignment for the benefit of creditors), LLC, a California limited liability company, in its sole and limited capacity as Assignee for the Benefit of Creditors of iMedia International, Inc. (“iMedia International ABC”), iMedia US (assignment of the benefit of creditors), LLC, a California limited liability company, in its sole and limited capacity as Assignee for the Benefit of Creditors of iMedia U.S., LLC (“iMedia US ABC”), and Hollywood Previews (assignment of the benefit of creditors), LLC, a California limited liability company, in its sole and limited capacity as Assignee for the Benefit of Creditors of Hollywood Previews, Inc. (“Hollywood Previews ABC”), and, on the other hand, Eagle Content Holdings, LLC, a California limited liability company (the “Buyer”). iMedia International ABC, iMedia US ABC and Hollywood Previews ABC shall hereinafter be referred to collectively as the “Sellers.” Sellers and Buyer are parties to a certain Asset Purchase Agreement dated as of April ___, 2011, (the “Asset Purchase Agreement”). Capitalized terms used without definitions herein shall have the meanings ascribed to such terms in the Asset Purchase Agreement.
          1. Sale and Assignment of Required Assets. Pursuant to the Asset Purchase Agreement, Buyer has on the date hereof purchased the Required Assets from Sellers. In accordance with and subject to the terms and conditions set forth in the Asset Purchase Agreement, for good and valuable consideration, the receipt of which is hereby acknowledged, Sellers do hereby sell, assign, bargain, transfer, convey and deliver unto Buyer all of their right, title and interest in and to the Required Assets.
          2. Assumption of Assumed Liabilities. In accordance with and subject to the terms and conditions set forth in the Asset Purchase Agreement, in partial consideration for such transfer of the Required Assets by Sellers to Buyer, Buyer hereby undertakes to assume, pay, perform, satisfy and discharge, all of the Assumed Liabilities. Buyer does not agree to assume or pay any Excluded Liabilities or any other debts, obligations or liabilities of Sellers or Assignors not expressly assumed by Buyer in the Asset Purchase Agreement.
          3. Cooperation. Buyer and Sellers agree to cooperate with each other to execute and deliver such other documents and instruments and to do such further acts and things as may be reasonably requested by the other to evidence, document or carry out the sale of the Required Assets and the assumption of the Assumed Liabilities.
          4. Effect of Agreement. Nothing in this Agreement shall, or shall be deemed to, modify or otherwise affect any provisions of the Asset Purchase Agreement or affect the rights of the parties under the Asset Purchase Agreement. In the event of any conflict between the provisions hereof and the provisions of the Asset Purchase Agreement, the provisions of the Asset Purchase Agreement shall govern and control.

     IN WITNESS WHEREOF, Sellers and Buyer have caused this Assignment and Bill of Sale Agreement to be executed on the date first written above.
SELLERS:                     BUYER:

By:	By:

Its:	Its:

iMedia (assignment for the benefit of creditors), LLC,Eagle Content Holdings, LLC solely as Assignee for the Benefit of Creditors of iMedia International, Inc.
By:

Its:

iMedia US (assignment for the benefit of creditors), LLC, solely as Assignee for the Benefit of Creditors of iMedia U.S., LLC
By:

Its:

Hollywood Previews (assignment for the benefit of creditors), LLC, solely as Assignee for the Benefit of Creditors of Hollywood Previews, Inc.
By:

Its: